Exhibit 14.1

Conduct Requirements

2.	Silver Spike Investment Corp. Code of Ethics

Purpose of the Code of Ethics

Silver Spike Investment Corp. (the “Company”) has adopted this 1940 Act Code of Ethics to set forth guidelines and procedures that promote ethical practices and conduct by all of the Company’s Access Persons, as defined below, and to ensure compliance with the Federal Securities Laws. To the extent that any such individual is subject to compliance with the separately maintained Code of Ethics of the Adviser, Sub-Administrator or underwriter, as applicable, whose Codes of Ethics complies with Rule 17j-1, compliance by such individuals with the provisions of the Code of Ethics of the applicable service provider (the Adviser, Sub-Administrator or underwriter) shall constitute compliance with this 1940 Act Code of Ethics. The 1940 Act Code of Ethics is based on the principle that, each Access Person of the Company will conduct such activities in accordance with to the following principles:

•	To be dutiful in placing the interests of the Company’s shareholders first and before their own;

•
all personal securities transactions must be conducted consistent with this 1940 Act Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of the Company and responsibility; and

•	adhere to the fundamental standard that Access Persons shall not take inappropriate advantage of their position.

Any violation of this 1940 Act Code of Ethics must be reported promptly to Roxanne Jenkins, the Company CCO. Failure to do so will be deemed a violation of the 1940 Act Code of Ethics.

Legal Requirement

Pursuant to Rule 17j-1(b) of the Investment Company Act of 1940 (the “1940 Act”), it is unlawful for any Access Person to:

•	employ any device, scheme or artifice to defraud the Company;

•
make any untrue statement of a material fact to the Company or fail to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they were made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

•
engage in any manipulative practice with respect to the Company, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security “held or to be acquired” by the Company.

Definitions - All definitions shall have the same meaning as explained in Rule 17j-1 or Section 2(a) of the 1940 Act and are summarized below.

Access Person– Any officers, Directors, general partner or employee of the Company or of Silver Spike Capital, LLC (the “Adviser”) (or of any entity in a control relationship to the Company or Adviser) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Conduct Requirements

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership – in general and subject to the specific provisions of Rule 16a- 1(a)(2) under the Exchange Act having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest”in the security.

Connected Persons – Adult children or parents living at home, and any relative, person or entity for whom the Access Person directs the investments or securities trading unless otherwise specified.

Control - shall have the same meaning as that set forth in Section 2(a)(9) of the Exchange Act.

Covered Security – shall be any security except that it does not include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and

•	Shares issued by open-end funds (excluding open-end exchange traded funds).

De Minimis Security - securities issued by any company included in the Standard and Poor’s 500 Stock Indexand in an amount less than $10,000.

Exchange Traded Fund (“ETF”) - an open-end registered investment company that is not a unit investment trust, and that operates pursuant to an order from the SEC exempting it from certain provisions of the 1940 Act permitting it to issue securities that trade on the secondary market. Examples of open-end exchange-traded funds include, but are not limited to: Select Sector SPDRS; iShares; PowerShares; etc.

Fund - an investment company registered under the 1940 Act.

Independent Directors - those directors of the Company that would not be deemed an “interested person” of the Company, as defined in Section 2(a)(19)(A) of the 1940 Act.

Initial Public Offering - an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Act.

Limited Offering - an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security - includes, among other things, the writing of an option to purchase or sell a Covered Security.

Restricted Director - each director of the Company who is not also a director, officer, partner, employee or controlling person of any one or more of the Company’s investmentadvisers, administrator, custodian, transfer agent, or underwriter.

Security held or to be Acquired by the Company means:

1.	Any Covered Security which, within the most recent fifteen (15) days:

•	Is or has been held by the Company; or

•	Is being or has been considered by the Company or its Adviser for purchase by the Company;and

•	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

Conduct Requirements

Policies of the Company Regarding Personal Securities Transactions General

No Access Person of the Company shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this 1940 Act Code of Ethics.

Specific Policies

1.	Restrictions on personal securities transactions by Access Persons, other than Restricted Directors.

a.
Except as provided below, no Access Person who is not a Restricted Director may buy or sell Covered Securities for his or her personal portfolio or the portfolio of a member of his or her immediate family without obtaining authorization from the CCO of the Adviser prior to effecting such security transaction.

Note: If an Access Person has questions as to whether purchasing or selling a security for his or her personal portfolio or the portfolio of a member of his or her immediate family requires prior authorization, the Access Person should consult the Adviser’s CCO for clearance or denial of clearance to trade prior to effecting any securities transactions.

b.
Pre-clearance approval under paragraph (a) will expire at the close of business on the trading day after the date on which the authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

c.
No clearance will be given to an Access Person other than a Restricted Director to purchase or sell any Covered Security (1) on a day when the Company has a pending “buy” or “sell” order in that same Covered Security until that pending “buy” or “sell” order is executed or withdrawnor (2) when the Company CCO has been advised by the Adviser that the same Covered Security is being considered for purchase or sale for any portfolio of the Company.

d.	The pre-clearance requirement contained above shall not apply to the following securities (“Exempt Securities”):

•	Securities that are not Covered Securities;

•	De Minimis Securities;

•	Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control;

•	Securities purchased or sold in a transaction which is non-volitional on the part of either the Access Person or the Company;

•	Securities acquired as a part of an Automatic Investment Plan;

•
Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

•
Securities which the Company’s funds are not permitted to purchase under the investment objectives and policies set forth in the Company’s then current prospectus(es) under the Securities Act or the Company’s registration statement on Form N-2, provided that prior to a transaction by an Access Person such securities have been approved for inclusion in a list of securities which are not permissible for purchase by the Company.

Conduct Requirements

e.
The pre-clearance requirement contained shall apply to all purchases of a beneficial interest in any security through an Initial Public Offering or a Limited Offering by any Access Person who is also classified as Investment Personnel. A record of any decision and the reason supporting such decision to approve the acquisition by investment personnel of Initial Public Offerings or Limited Offerings shall be made by the CCO.

2.	Restrictions on personal securities transactions by Restricted Directors.

The Company recognizes that a Restricted Director does not have on-going, day- to-day involvement with the operations of the Company. In addition, it has been the practice of the Company to give information about securities purchased or sold by the Company or considered for purchase or sale by the Companyto Restricted Directors in materials circulated more than 15 days after such securities are purchased or sold by the Company or are considered for purchase or sale by the Company. Accordingly, the Company believes that less stringent controls are appropriate for Restricted Directors, as follows:

a.
The securities pre-clearance requirement detailed above shall only apply to a Restricted Director if he or she knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known, that during the 15-day period before the transaction in a Covered Security (other than an Exempt Security) or at the time of the transaction that the Covered Security purchased or sold by him or her other than an Exempt Security was also purchased or sold by theCompany or considered for the purchase or sale by the Company.

b.
If the pre-clearance provisions of the preceding paragraph apply, no clearance will be given to a Restricted Director to purchase or sell any Covered Security (1) on a day when any portfolio of the Company has a pending “buy” or “sell” order in that same Covered Security until that order is executedor withdrawn or (2) when a CCO has been advised by the Adviser that the same Covered Security is being considered for purchase or sale for any portfolio of the Company.

Reporting Requirements

The Company CCO or designee shall monitor all personal trading activity of all Access Persons as deemed appropriate and covered by this 1940 Act Code of Ethics. An Access Person of a Company who is also an Access Person of the Company’s principal underwriter, affiliates or Adviser may submit such reporting requirements via the forms prescribed by any such separate code of ethics provided that the associated forms comply with the requirements ofRule 17j-1(d)(1) of the 1940 Act.

Initial/Ongoing Disclosure of Personal Brokerage Accounts. Within ten (10) days of the commencement of employment or at the commencement of a relationship with the Company, all Access Persons, except Independent Directors, are required to submit to the Company CCO a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of any Connected Person, and any brokerage accounts which they control or in which they or a Connected Person has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than forty- five (45) days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the Company CCO must be notified immediately. The information required by the above paragraph must be provided to the Company CCO on an annual basis. Disclosure of an account shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information:

•	the name of the broker, dealer or bank with whom the Access Person has established the account;

•	the date the account was established;

•	the date that the report is submitted by the Access Person.

•
Each of these accounts is required to furnish duplicate confirmations and statements to the Chief Compliance Officer. Such statements and confirms as an Access Person of the Company may be sent to the Adviser.

Conduct Requirements

Holdings Report. Within ten (10) days of becoming an Access Person (and with information that is currentas of a date no more than forty-five (45) days prior to the date that the person becomes an Access Person), each Access Person, except Independent Directors, must submit (i) a holdings report that must contain, at a minimum, the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership and (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person. This report must state the date on which it is submitted.

Quarterly Transaction Reports. All Access Persons, except Independent Directors, shall report to the Company CCO or designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•
The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition),

•	The price of the Covered Security at which the transaction was effected

•	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

•	The date the Access Person submits the report.

Reports pursuant to this section of this 1940 Act Code of Ethics shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall include a certification that the reporting person has reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this 1940 Code of Ethics. Confirmations and brokerage statements sent directly to the appropriate address noted above is an acceptable form of a quarterly transaction report.

Review of Reports

The Company CCO, or designee, shall be responsible for reviewing the reports received, maintaining a recordof the names of the persons responsible for reviewing these reports, and as appropriate and reporting to the Board:

•	any transaction that appears to evidence a possible violation of this 1940 Act Code of Ethics; and

•	apparent violations of the reporting requirements stated herein.

The Company CCO shall review the reports referenced hereunder and shall determine whether the policies established in this 1940 Act Code of Ethics have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits.

The Company CCO and the Board of the Company shall review the operation of this 1940 Act Code of Ethics at least annually. All material violations of this 1940 Act Code of Ethics and any sanctions imposed with respect thereto shall periodically be reported to the Board of the Company.

Conduct Requirements

Certification

Each Access Person will be required to certify annually that he/she has read and understood the provisions of this Code and will abide by them. Each Access Person will further certify that he/she has disclosed or reported all personal securities transactions required to be reported under the Code. A form of such certification is attached below:

I certify that I have read and understand the Code of Ethics of and recognize that I am subject to it. [if an employee of the Adviser] I further certify I will fulfill my personal securities holdings and transactions reporting obligations through the procedures of the Adviser with respect to covered securities.

Printed Name:

Signature:

Date:

Before the Board of Directors of the Company may approve the Code of Ethics, the Company must certify to the Board that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. Such certification shall be submitted to the Board of Directors at least annually.